Exhibit 4.11

SECURITIES EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 9th day of February, 2022.

AMONG:

LIQUID MEDIA GROUP LTD., a company registered in Canada with company incorporation number BC0304095 and having its registered office at 400-725 Granville St., Vancouver, BC V5L 2Zl

(the "Issuer")

AND:

DIGITAL CINEMA UTD HOLDING LIMITED, a company

registered in Malta with company registration number C 67755 and having its registered office at 260, Triq San Albert, Gzira, GZR 1150, Malta ("DCU")

AND:

THE HOLDERS OF SECURITIES OF DCU, who have executed Schedule B to this Agreement and who are therefore made a party to this Agreement

(herein individually referred to as a "DCU Shareholder" and collectively as "DCU Shareholders")

WHEREAS:

A.	The Issuer is a company whose common shares are listed on the Nasdaq (as defined herein);

B.	The DCU Shareholders (as defined herein) are the beneficial and legal owners of all of the issued and outstanding DCU Shares (as defined herein); and

C.	The Issuer wishes to purchase and acquire all of the issued and outstanding DCU Shares from the DCU Shareholders in exchange for the Issuer Consideration Shares (as defined herein), upon and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.	INTERPRETATION

1.1              Defined Terms - The following terms have the following meanings in this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:

(a)	"Acquisition" means the acquisition of the DCU Shares by the Issuer in exchange for the Issuer Consideration Shares, upon and subject to the terms and conditions of this Agreement;

(b)	"Adverse Delisting Event" shall mean the listing of the Issuer Shares on the Exchange ceases, provided such delisting:

(i)	is required by the Exchange;

(ii)	is a result of the failure of the Issuer to meet the continued listing requirements of the Exchange;

(iii)	is not undertaken in connection with the transfer of the Issuer's listing to an alternative stock exchange or marketplace, including without limitation the New York Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange; and

(iv)	is not undertaken in connection with a successful takeover bid, merger, acquisition, amalgamation, buyout, business combination or similar transaction of the Issuer.

(c)	"Agreement" means this agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions "above", "below", "herein", "hereto", "hereof' and similar expressions refer to this agreement;

(d)	"Agreement to be Bound" means an acknowledgement in the form of Schedule "C" executed by each Person who becomes an DCU Shareholder subsequent to the Effective Date to confirm their acceptance and agreement to be bound by the provisions of this Agreement as specified in Section 2.7.

(e)	"Applicable Law" means, with respect to any Person, all applicable rules, policies, notices, orders and legislation of any kind whatsoever of any Governmental Authority, regulatory body or stock exchange;

(f)	"Board Deadline" means the earlier of (i) five years from Closing; or (ii) DCU achieving the Second Milepost;

(g)	"Bridge Loan Agreement" means the loan agreement among the Issuer, DCU and the DCU Shareholders dated August 31, 2021;

(h)	"Business" means the business presently carried on by the Issuer or DCU (including all subsidiaries, on a consolidated basis), as the case may be, as a going concern and the intangible goodwill associated therewith and any and all interests of whatsoever kind and nature related thereto;

(i)	"Buyback Right" means the right of the DCU Shareholders set out in Schedule "D" hereto;

(j)	"Claim" has the meaning given to it in Section 11.4;

(k)	"Closing" means the completion of the Transaction on the Closing Date pursuant to the terms and conditions contained in this Agreement;

(1)	"Closing Date" means a date that is on or before February 23, 2022, or such other date upon which the Issuer and DCU mutually agree;

(m)	"Closing Share Formula" means the number of Issuer Consideration Shares issuable on Closing hereunder, equal 3,750,000 divided by 1.25;

(n)	"DCU Material Contracts" has the meaning ascribed thereto in Section 7.2(i);

(o)	"DCU Securities" means "securities" of DCU (as that term is defined in the Securities Act);

(p)	"DCU Shares" means the common shares in the capital ofDCU;

(q)	"DCU Shareholders" means current the holders of DCU Shares on the Effective Date;

(r)	"Direct Claim" has the meaning given to it in Section 11.4;

(s)	"Documents" means all contracts, agreements, documents, permits, licenses, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records, corporate seals and any other documents or information of whatsoever nature relating to the Issuer or DCU, as the case may be, and any all rights in relation thereto;

(t)	"Earnout" has the meaning given to it in Section 2.3;

(u)	"Effective Date" means the date of this Agreement;

(v)	"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(i)	a mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, restriction, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii)	a claim, interest, or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii)	an option or other right to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(iv)	a lien or charge for taxes, assessments, duties, fees, premiums, imposts, levies and other charges imposed by any lawful authority;

(v)	any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); or

(vi)	any agreement to create, or right capable of becoming, any of the foregoing;

(w)	"Environmental Laws" means all applicable federal, provincial, state, local and foreign laws, imposing liability or standards of conduct for, or relating to, the regulation of activities, materials, substances or wastes in connection with, or for, the protection of human health, safety, the environmental or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

(x)	"Exemptions" has the meaning ascribed thereto in Section 2.6(a);

(y)	"First Milepost Formula" means the number oflssuer Additional Shares issuable on achievement of the First Milepost in accordance with the terms hereof, equal to the greater of (i) 3,750,000 divided by the greater of (a) the 5 day VWAP of the Issuer Shares immediately prior to the achievement of the First Milepost and (b) 1.25, and (ii) 750,000;

(z)	"generally accepted accounting principles" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years;

(aa)	"Governmental Authority" means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;

(bb)	"Hazardous Substance" means any waste, pollutant, contaminant, material or substance which is or may be dangerous, hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or which could otherwise pose a risk to health, safety or the environment or which is the subject of any Environmental Laws governing its release, use, storage or identification;

(cc)	"Indemnified Party" has the meaning given to it in Section 11.4;

(dd)	"Indemnifying Party" has the meaning given to it in Section 11.4;

(ee)	"Intellectual Property" means all right, title and interest and benefit of DCU or the Issuer, as the case may be, in and to intellectual property of every nature, whether registered or unregistered, including, without limitation, all copyrights, patents, patent rights, trade marks, applications for any of the foregoing, trade names, service marks, and other trade rights, license agreements, marketing rights, trade secrets, and know-how, specifications, prototypes, designs, records, drawings, and calculations, licenses, sub licenses, other intellectual or industrial property and all other proprietary rights or interests, together with all antecedent derivative works, of or pertaining to the Business of DCU or the Issuer, as the case may be;

(ff)	"IFRS" means generally accepted accounting principles set out in the CPA Canada Handbook for an entity that prepares its financial statements in accordance with International Financial Reporting Standards;

(gg)	"Issuer" means Liquid Media Group Ltd.;

(hh)	"Issuer Additional Shares" means the aggregate total number of Issuer Shares issuable to the DCU Shareholders pursuant to the terms of the Earnout, First Milepost Formula and Second Milepost Formula (as applicable);

(ii)	"Issuer Annual Statements" means the audited financial statements of the Issuer for the year ended November 30, 2020, as filed on SEDAR with the applicable Canadian securities regulators;

(jj)	"Issuer Consideration Shares" means the number of Issuer Shares to be issued by the Issuer to the DCU Shareholders in exchange for the DCU Shares outstanding as of the date hereof, calculated in accordance with the Closing Share Formula;

(kk:)	"Issuer Disclosure Record" means the Issuer's financial statements, management information circulars, material change reports, technical reports, press releases and all documents filed publicly by the Issuer on SEDAR;

(ll)	"Issuer Interim Statements" means the unaudited interim financial statements of the Issuer for the quarter ended August 31, 2021, as filed on SEDAR with the applicable Canadian securities regulators;

(mm)	"Issuer Shares" means the common shares of the Issuer;

(nn)	"Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licences, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the party referred to which is, or would reasonably be expected to be, materially adverse to the business of such party other than a change: (i) which has prior to the date hereof been publicly disclosed or otherwise disclosed in writing to the other party; or (ii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere;

(oo)	"Permits" means all licenses, permits and similar rights and privileges that are required and necessary under applicable legislation, regulations, rules and orders for the Issuer or DCU, as the case may be, to own and operate their assets and Business or for the status and qualification of the Issuer or DCU, as the case may be, to own and operate their assets and to carry on their Business;

(pp)	"Person" means an individual, company, corporation, body corporate, partnership, joint venture, society, association, trust or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(qq)	"Pledge" means the Pledge of Shares Agreement dated August 31, 2021 among the DCU Shareholders, the Issuer and DCU, securing the obligations of DCU under the Bridge Loan Agreement;

(rr)	"Regulatory Approval" means any required Exchange approval of the Transaction;

(ss)	"Resulting Issuer" means the Issuer upon completion of the Transaction, having DCU as a wholly-owned subsidiary thereof;

(tt)	"Second Milepost Formula" means the number of Issuer Additional Shares issuable on achievement of the Second Milepost in accordance with the terms hereof, equal to the greater of (i) 3,750,000 divided by (a) the greater of the 5 day VWAP of the Issuer Shares immediately prior to the achievement of the First Milepost and (b) 1.25, and (ii) 5,625,000, less (A) 3,000,000 and (B) the Issuer Additional Shares issued on achievement of the First Milepost;

(uu)	"Securities Act" means the Securities Act of British Columbia, as amended and restated from time to time;

(vv)	"SEDAR" means the System for Electronic Document Analysis and Retrieval developed by the Canadian Securities Administrators;

(ww)	"Nasdaq" or "Exchange" means the Nasdaq Stock Market;

(xx)	"Termination Date" has the meaning ascribed thereto in Section 1 0(b);

(yy)	"Time of Closing" means 11:00 a.m. (Pacific time) on the Closing Date or such other time upon which the Issuer and DCU mutually agree;

(zz)	"Third Party" has the meaning given to it in Section 11.6;

(aaa)	"Third Party Claim" has the meaning given to it in Section 11.4;

(bbb)	"Transaction" means the Acquisition and related matters contemplated hereunder;

(ccc)	"U.S. Securities Act" mean the United States Securities Act of 1933, as amendment; and

(ddd)	"VWAP" means volume weighted average price over a period of days, calculated as the sum of price multiplied by volume, divided by total volume, during such period of days.

1.2	Schedules -The following schedules attached hereto constitute a part of this Agreement:

Schedule A - DCU Shareholders

Schedule B - Signature pages of the DCU Shareholders

Schedule C Agreement to be Bound

Schedule D - Buyback Right

1.3              Schedule References - Wherever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement shall prevail. References herein to a schedule shall mean a reference to a schedule to this Agreement. References in any schedule to this Agreement shall mean a reference to this Agreement. References to any schedule to another schedule shall mean a reference to a schedule to this Agreement.

1.4              Headings - The headings in this Agreement are for reference only and do not constitute terms of this Agreement.

1.5              Interpretation - Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require. As used in this Agreement, "or" is not exclusive and "including" is not limiting, whether or not non-limiting language (such as "without limitation") is used with reference to it.

Currency Unless otherwise stated, all references to money in this Agreement shall be deemed to be references to the currency of the United States of America (USD).

1.6              Knowledge - Where a representation or warranty is made in this Agreement on the basis of the knowledge or the awareness of the party, such knowledge or awareness consists only of the actual knowledge or awareness, as of the date of this Agreement, of that party, if an individual or of the directors and senior executive officers of that party if it is a corporation or a similar entity, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed third party knowledge.

1.7              Subsidiary - or the purposes of this Agreement, a person (other than an individual) is a "subsidiary" of a second person if the second person owns securities (as that term is defined in the Securities Act) of the first person:

2.	PURCHASE AND SALE

2.1              Agreement - Upon and subject to the terms and conditions of this Agreement, each DCU Shareholder hereby agrees, to the extent applicable to it, to sell, transfer and convey to the Issuer, and the Issuer agrees to purchase, all and no less than all of the DCU Shares owned by such DCU Shareholder as set forth and described in Schedule A, at the Time of Closing for a deemed consideration of equal to the 5 day VWAP of the Issuer Shares immediately prior to the Closing Date per DCU Share, to be satisfied by the issuance of the Issuer Consideration Shares, each at a deemed price equal to the 5 day VWAP of the Issuer Shares immediately prior to the Closing Date, to the DCU Shareholders on a pro rata basis.

2.2               Issuer Consideration Shares The Issuer Consideration Shares shall be issued in exchange for the DCU Shares as set forth and described in Schedule A.

2.3               Issuer Additional Shares - The Issuer Additional Shares shall be issued by the Issuer to the DCU Shareholders on a pro rata basis upon the occurrence of the following milestones (the "Earnout"):

Issuance Trigger	Number of Issuer Additional Shares
Cumulative DCU revenue following	Such number of Issuer Additional Shares
completion of the Acquisition (calculated in	calculated in accordance with the First
accordance with IFRS, consistently applied)	Milepost Formula
in excess of US$4,750,000 (the "First
Milepost") on or before the fifth (5th) annual
anniversary of the Closing Date of the
Transaction (the "Milepost Deadline")
DCU revenue received following	Such number of Issuer Additional Shares
achievement of the First Milepost (calculated	calculated in accordance with the Second
m accordance with IFRS, consistently	Milepost Formula, or such lesser amount
applied) in excess of US$10,287,000 (the	based on a pro rata amount of DCU's
"Second Milepost") on or before the	revenue received relative to the Second
Milepost Deadline	Milepost prior to the Milepost Deadline

For greater certainty, the minimum aggregate total (i) Issuer Consideration Shares and (ii) Issuer Additional Shares issuable in connection with the achievement of both the First Milepost and Second Milepost, is 5,625,000.

2.4              Purchase of Entire Interest - It is the understanding of the parties hereto that this Agreement provides for the purchase of all of the authorised and issued DCU Securities at the Time of Closing, whether same are owned as at the date hereof or to be acquired after the date hereof and prior to the Time of Closing, and the DCU Shareholders therefore covenant and agree with the Issuer that, if prior to the Time of Closing, they acquire any further DCU Securities, in addition to those set forth in this Agreement, then such DCU Securities shall be subject to the terms of this Agreement, and DCU Securities shall be delivered or such rights shall be transferred to the Issuer at the Time of Closing, without the payment of any additional or further consideration.

2.5             Delivery of Shares - Subject to the fulfilment of all of the terms and conditions hereof (unless waived as herein provided), at the Time of Closing, the DCU Shareholders shall be deemed to have delivered to the Issuer certificates or equivalents representing the DCU Shares to the Issuer and the DCU Shareholders acknowledge that, without further action required, such DCU Shares shall be cancelled upon completion of the Transaction, in accordance with Article 12 hereof.

2.6              Acknowledgements - Each DCU Shareholder hereby acknowledges and agrees with the Issuer as follows:

(a)	the transfer of the DCU Shares to the Issuer, and the issuance of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares to the DCU Shareholders will be made pursuant to appropriate exemptions (the "Exemptions") from the formal takeover bid and prospectus (or equivalent) requirements of applicable securities laws;

(b)	as a consequence of acquiring the Issuer Consideration Shares and (as applicable) Issuer Additional Shares pursuant to the Exemptions:

(i)	the Issuer is relying on an exemption from the requirements to provide the DCU Shareholders with a prospectus and to, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the DCU Shareholders;

(ii)	the DCU Shareholders may not receive information that might otherwise be required to be provided to the DCU Shareholders, and the Issuer is relieved from certain obligations that would otherwise apply under the Securities Act if the Exemptions were not being relied upon by the Issuer;

(iii)	there is no government or other insurance covering the Issuer Consideration Shares and (as applicable) Issuer Additional Shares;

(iv)	there are risks associated with the acquisition of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares; and

(v)	no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Issuer Consideration Shares and (as applicable) Issuer Additional Shares;

(c)	the DCU Shareholder is knowledgeable of, or has been independently advised as to, the Applicable Law of that jurisdiction which applies to the sale of the DCU Shares and the issuance of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares and which may impose restrictions on the resale of such Issuer Consideration Shares and (as applicable) Issuer Additional Shares in that jurisdiction and it is the responsibility of each DCU Shareholder to become aware of what those resale restrictions are, and to comply with them before selling any of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares;

(d)	the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may be subject to certain resale restrictions under Applicable Law, and the DCU Shareholders agree to comply with such restrictions, provided that such resale restrictions are no more onerous then those that would apply to other shareholders of the Issuer receiving Issuer Shares on a prospectus exempt basis, and the DCU Shareholders also acknowledge that the certificates for the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may bear an applicable legend or legends respecting restrictions on transfers as required under Applicable Law (or legend notation on each applicable Issuer Consideration Security issued electronically in a direct registration system), and that each DCU Shareholder has been advised to consult its own legal advisor with respect to applicable resale restrictions and that each is solely responsible for complying with such restrictions; and

(e)	the Issuer Consideration Shares and (as applicable) Issuer Additional Shares have not been registered under the U.S. Securities Act and will be sold pursuant to an exemption or exclusion from registration under the U.S. Securities Act upon reliance of Regulation D and/or Regulation S under the U.S. Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the U.S. Securities Act only in compliance with the laws thereof. Each DCU Shareholder agrees that it will not sell all or any portion of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares except pursuant to registration under the U.S. Securities Act or pursuant to an available exemption from registration under the Securities Act. Each DCU Shareholder understands that each certificate for the shares of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares issued to the DCU Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 2.6(e) and that such DCU Shareholder shall not transfer the Issuer Consideration Shares and (as applicable) Issuer Additional Shares except in accordance with such restriction:

"THE OFFER AND SALE OF SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH U.S. STATE, IF APPLICABLE, AND LOCAL LAWS AND REGULATIONS."

(f)	Each DCU Shareholder understands that the Issuer is under no obligation to register the Issuer Consideration Shares and (as applicable) Issuer Additional Shares under the U.S. Securities Act, or to assist the DCU Shareholder in complying with the U.S. Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

(g)	Each DCU Shareholder make the representations contained in Schedule C which is made a part hereof.

(h)	In addition to any resale restrictions applicable to the Issuer Consideration Shares under applicable law and/or the policies of the Exchange, the Issuer and DCU Shareholders hereby agree that all such Issuer Consideration Shares will be subject to contractual restrictions, which restrictions the DCU Shareholders hereby expressly authorize the Issuer to apply to the Issuer Consideration Shares by way of written legend, as follows:

(i)	50% of the Issuer Consideration Shares issued to each DCU Shareholder shall be restricted from resale upon issuance, with such restrictions expiring as to 300,000 shares% every six months following the Closing Date, or, if applicable, as set out below;

(ii)	Notwithstanding the foregoing, if (i) the VWAP of the Issuer Shares exceeds

$2.50 for any period of 10 consecutive trading days on the Exchange and (ii) greater than 5,000,000 Issuer Shares are traded in such same 10 day period (each such period a "Volume Release Period"), then the restrictions set out in this Section 2.6(h) shall accelerate as to an additional 300,000 shares release on each of the days which are 10, 20, 30, 40 and 50 trading days following the completion of the Volume Release Period; and

(iii)	Notwithstanding the foregoing, all resale restrictions pursuant to this Section 2.6(h) shall immediately terminate in the event the Second Milepost is achieved on or before the Milepost Deadline.

2.7              Agreement to be Bound - Each Person who becomes an DCU Securityholder subsequent to the Effective Date, or acquires additional DCU Securities subsequent to the Effective Date must concurrently with becoming an DCU Securityholder or acquiring such additional DCU Securities execute and deliver to DCU an Agreement to be Bound in the form set out as Schedule "C" to this Agreement.

2.8              Disposition of DCU - In the event that after the Closing Date and before the expiration of Milepost Deadline, there occurs (i) a sale or other disposition of all or substantially all of DCU assets which is not in the ordinary course of business, or (ii) a merger, consolidation, recapitalization or other transaction involving DCU and another entity (other than an affiliate of the Issuer) in which DCU is not the surviving entity ("Acceleration Event"), then the unearned and unissued Issuer Additional Shares shall be accelerated and issued within 30 days of the occurrence of the Acceleration Event to the DCU Shareholders. Notwithstanding the forgoing, provided that: (i) the Issuer has provided DCU with funding of up to $3,000,000 pursuant to Section 3.4 of which such $3,000,000 includes advances paid by Issuer to DCU under the Bridge Loan Agreement; (ii) DCU has been operated in substantial accordance with the Business Plan contained in Section 3.3; and (iii) Issuer has not burdened DCU with any debt or expenditures that are not contemplated in the Business Plan, Issuer shall have the right to cease the operations of, or liquidate or otherwise dispose of the assets of, DCU in the event that DCU is unable to timely pay its expenses and obligations when due from its revenues and such cessation, liquidation or disposal will not be deemed an Acceleration Event. Provided further, that if Issuer ceases operations of, liquidates or otherwise disposes assets of DCU, then the DCU Shareholders will be entitled to receive the number of Issuer Additional Shares that are earned based on a pro rata amount of DCU's revenue recognized relative to the next milepost.

3.	BOARD AND MANAGEMENT OF DCU

3.1	New directors

(a)	Effective as of the Time of Closing and subject to prior Exchange approval (if required), until the passing of the Board Deadline the directors ofDCU will consist of:

Barend Buitendag	Director

Alan Christensen	Director

Ron Thomson	Director

Joshua Jackson	Director

Andy Wilson	Director

3.2              Operations - The parties agree that the business of DCU will be administered principally by the management of DCU substantially in accordance with the DCU Business Model delivered concurrently herewith (the "Business Plan") on completion of the Transaction. The members of the DCU Board of Directors and the board and management of the Issuer will oversee the strategic direction of DCU, as well as the manner in which the business of DCU contributes to the broader business of the Issuer. Notwithstanding the foregoing, all DCU management and staff will be required to adhere to the business policies of the Issuer from time to time regarding, among other things, confidentiality, insider trading, corporate governance and business integrity. Each party covenants to do all such things as may be reasonably necessary to effect the operational structure reflected herein.

3.3              Investment - On the closing of the Transaction, the Issuer will make available up to a maximum of $3,000,000 to DCU, in the form of a line of credit, or a contribution of debt, equity or a combination thereof, to be used as general working capital with monthly draws by DCU not to exceed operational expenses. This contribution will be reduced by all amounts drawn by DCU under the Bridge Loan Agreement.

4.	COVENANTS AND AGREEMENTS

4.1               Given by DCU and the DCU Shareholders - DCU and the DCU Shareholders covenant and agree with the Issuer that it/they (as applicable) will:

Given by DCU:

(a)	at Issuer's sole cost, permit representatives of the Issuer, at their own cost, reasonable access during normal business hours to DCU's Documents including, without limitation, all of the assets, contracts, financial records and minute books of DCU, so as to permit the Issuer to make such investigation of DCU as the Issuer deems reasonably necessary;

(b)	at Issuer's sole cost, assist in the completion of any steps reasonably required in any other jurisdictions where DCU holds assets, which the Issuer may deem reasonably necessary to complete the Transaction;

(c)	provide to the Issuer all such further documents, instruments and materials and do all such acts and things as may be reasonably required by the Issuer to seek the Regulatory Approval, including, without limiting the foregoing, all relevant information concerning it and its business, assets, operations and financial statements for inclusion in any public disclosure document to be prepared by the Issuer in connection with the Transaction;

(d)	from and including the Effective Date through to and including the Time of Closing, preserve and protect the goodwill, assets and undertaking of DCU, carry on the Business of DCU in the ordinary course in a reasonable and prudent manner consistent with past practice;

(e)	use its commercially reasonable efforts to obtain all required third party consents, Permits, approvals, authorizations, filings, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements as may be required under applicable corporate laws, securities laws, the rules and policies of the Exchange and the constating documents of DCU to be able to fulfill its obligations hereunder and in connection with the delivery of all of the DCU Shares on Closing;

(f)	co-operate with the Issuer, in the Issuer's efforts and at the Issuer's expense, to obtain the Regulatory Approval with respect to:

(i)	the Transaction; and

(ii)	such other documents as the Issuer may reasonably request in order to obtain the Regulatory Approval;

(g)	comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out Section 6.1 and 6.2 so as to close the Transaction and all related transactions by the Closing Date;

(h)	from and including the Effective Date through to and including the Time of Closing, except as set out in this Agreement, not enter into any agreement or understanding with any other party to issue any securities of DCU without the prior written consent of the Issuer, such consent not to be unreasonably withheld;

(i)	from and including the Effective Date through to and including the Time of Closing, not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any Person (other than the Issuer), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of DCU;

(j)	make other necessary filings and applications under applicable, foreign, federal and provincial laws and regulations required on the part of it in connection with the transactions contemplated herein;

(k)	use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of it contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(1)	notify the Issuer immediately upon becoming aware that any of the representations or warranties of it contained herein are no longer true and correct in any material respect; and

(m)	from and including the Effective Date through to and including the Time of Closing, ensure that it complies in all material respects with the foregoing covenants of this Agreement.

Given by the DCU Shareholders:

(n)	each of the DCU Shareholders covenant to nominate the Issuer's management proxy nominee as its nominee at the Issuer's April 12, 2022 meeting of the shareholders, including any adjournment thereof (the "Meeting"), and hereby appoints any one director or officer of the Issuer as its sole as its true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, and in its name, place and stead, to execute any and all documents, instruments and agreements necessary to effect its vote 'For' each Meeting resolution proposed by management of the Issuer at a Meeting and to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes, to reflect the foregoing.

4.2             Given by the Issuer - the Issuer covenants and agrees with DCU and the DCU Shareholders that the Issuer will:

(a)	permit representatives of DCU and the DCU Shareholders reasonable access during normal business hours to the Issuer's Documents including, without limitation, all of the assets, contracts, financial records and minute books of the Issuer, so as to permit such investigation of the Issuer as DCU and the DCU Shareholders deem reasonably necessary;

(b)	take all corporate action necessary to approve and to permit the issuance of the Issuer Consideration Shares on Closing, and the Issuer Additional Shares subject to the terms of the Earnout;

(c)	from and including the Effective Date through to and including the Time of Closing, preserve and protect the goodwill, assets and undertaking of the Issuer, carry on the Business of the Issuer in the ordinary course in a reasonable and prudent manner consistent with past practice;

(d)	use its commercially reasonable efforts to obtain, in a timely manner, the Regulatory Approval for the transactions contemplated hereunder;

(e)	comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in Sections 6.1 and 6.3 and to close the Transaction and related transactions by the Closing Date;

(f)	use its commercially reasonable efforts to conduct its affairs so that the representations and warranties of the Issuer contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(g)	from and including the Effective Date through to and including the Time of Closing, other than in connection with the transfer of listing from one Exchange to another in connection with Closing, to use its commercially reasonable efforts to ensure that the Issuer Shares remain listed on the Exchange and that it remains in good standing under Applicable Law;

(h)	use its commercially reasonable efforts to obtain all consents, approvals, Permits, authorizations or filings as may be required under applicable corporate laws, securities laws, the rules and policies of the Exchange and the constating documents of the Issuer for the performance by the Issuer of its obligations under this Agreement prior to the Closing;

(i)	notify DCU immediately upon becoming aware that any of the representations or warranties of it contained herein are no longer true and correct in any material respect;

G)	not to be subject to an Adverse Delisting Event which persists for a period of 180 days on or before the earlier of the date which is six months after (i) the Milepost Deadline and (ii) the issuance of the Additional Consideration Shares issuable in connection with achievement of the Second Milepost, in whole or in part, if and as applicable; and

(k)	from and including the Effective Date through to and including the Time of Closing, ensure that the Issuer complies in all material respects with the foregoing covenants of this Agreement.

Following a breach by the Issuer of the covenant set out in section 4.2 (j) above, the Parties hereby agree that the DCU Shareholders shall be granted the Buyback Right, as set out more particularly in Schedule "D" hereto. The Parties further agree that any exercise of the Buyback Right shall constitute a waiver of any and all other rights of DCU or the DCU shareholders at common law or in equity following a breach by the Issuer of the covenant set out in Section 4.2 (j) above, and any action or claim at common law or in equity following a breach by the Issuer of the covenant set out in Section 4.2 (j) above by either DCU Shareholder shall constitute a waiver by the DCU Shareholders of their ability to exercise the Buyback Right, which shall then be null and of no effect.

5.	TRANSACTION EXPENSES

Except as where otherwise stated in this Agreement, each of the parties to this Agreement will bear all costs and expenses incurred by such party in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement. All costs and expenses related to satisfying any condition or fulfilling any covenant contain in this Agreement will be borne by the party whose responsibility it is to satisfy the outstanding condition or fulfill the covenant in question.

6.	CONDITIONS PRECEDENT

6.1              In Favour of all Parties - The obligations of all parties under this Agreement are subject to the fulfillment of the following conditions prior to the Time of Closing or such other time as herein provided:

(a)	approval of the directors of the Issuer of the Transaction;

(b)	approval of the shareholders of DCU of the Transaction;

(c)	approval of the directors of DCU of the Transaction;

(d)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Transaction;

(e)	the board and management of DCU shall have been reconstituted to reflect the individuals set out in Section 3.1 hereof;

(f)	there being no prohibition at law against closing of the Transaction;

(g)	all consents, orders and approvals required for the completion of the Transaction and transactions ancillary thereto shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to all of the parties hereto, acting reasonably, including without limitation the receipt of the Regulatory Approval; and

(h)	this Agreement shall have not been terminated in accordance with Section 10 of this Agreement.

The conditions precedent set forth above are for the benefit of all parties and may only be waived in writing by the Issuer and DCU for itself, and on behalf of the DCU Shareholders, in whole or in part on or before the Time of Closing.

6.2              In Favour of the Issuer - the Issuer's obligations under this Agreement are subject to the fulfilment of the following conditions prior to Time of Closing or such other time as herein provided:

(a)	the DCU Shareholders and DCU shall have tendered all closing deliveries set forth in Section 8.2, respectively, including delivery of their DCU Shares, duly endorsed in blank for transfer or accompanied by duly executed share transfer document (Form T) or other evidence of authorizing transfer of the DCU Shares to the Issuer acceptable to the Issuer, acting reasonably;

(b)	DCU shall confirm that DCU has in place a valid and effective DDTl O exemption certificate issued by the International Tax Unit at the Office of the Inland Revenue, and that such exemption will remain in full force and effect until the Time of Closing;

(c)	the DCU Shareholders and DCU shall have materially complied with all of their respective covenants and agreements contained in this Agreement;

(d)	the representations and warranties of DCU set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality qualifier) or in all material respects (in the case of any representation or warranty without any materiality qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of DCU to this effect shall have been delivered to the Issuer;

(e)	the representations and warranties of the DCU Shareholders set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Time of Closing and delivery by each DCU Shareholders of the documents described in Section 8.2 required to be delivered by such DCU Shareholders shall constitute a reaffirmation and confirmation by such Security holders of such representations and warranties;

(f)	the Issuer will have determined in its sole judgment, acting reasonably, that no Material Adverse Change in the condition of DCU, during the time between the Effective Date and the Time of Closing, has occurred;

(g)	there being no legal proceeding or regulatory actions or proceedings against DCU at the Time of Closing which may, if determined against the interest of DCU, cause a Material Adverse Change to DCU;

(h)	satisfactory completion by the Issuer of its due diligence review of DCU;

(i)	the Issuer will have received notification from Nasdaq that its obligation to provide advance notice to Nasdaq of certain transactions through the listing of the Issuer Consideration Shares and Issuer Additional Shares (if and as applicable) has been completed; and

(j)	all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the purchase and sale hereunder (including documents to be delivered pursuant to Section 8.2) will be completed and satisfactory in form and substance to the Issuer and the Issuer's counsel, each acting reasonably, and the Issuer will have received all executed counterpart original and certified or other copies of such documents as such counsel may reasonably request.

The conditions precedent set forth above are for the exclusive benefit of the Issuer and may be waived by it in whole or in part on or before the Time of Closing.

6.3              In Favour of DCU and the DCU Shareholders - The respective obligations of DCU and the DCU Shareholders under this Agreement are subject to the fulfilment of the following conditions:

(a)	the Issuer shall have tendered all closing deliveries set forth in Section 8.3;

(b)	the Issuer shall have materially complied with all of its covenants and agreements hereunder to be performed and complied with on or before the Time of Closing;

(c)	the representations and warranties of the Issuer contained in this Agreement shall be true and correct in all material respects as if such representations and warranties had been made by the Issuer as of the Time of Closing;

(d)	all documents and steps necessary, in the view of counsel to DCU, acting reasonably, to complete the issuance of the Issuer Consideration Shares to the DCU Shareholders in accordance with this Agreement and the Transaction shall have been delivered and completed at Closing;

(e)	DCU will have determined in its sole judgment, acting reasonably, that no Material Adverse Change in the condition of the Issuer during the time between the Effective Date and the Time of Closing has occurred;

(f)	the completion of the Transaction is in compliance in all material respects with all laws, policies, rules and regulations applicable thereto; and

(g)	all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the purchase and sale hereunder (including documents to be delivered pursuant to Section 8.3), will be completed and satisfactory in form and substance to DCU and DCU's counsel, _each acting reasonably, and they will have received all executed counterpart original and certified or other copies of such documents as such counsel may reasonably request.

The conditions precedent set forth above are for the exclusive benefit of DCU and the DCU Shareholders and may be waived by DCU for itself, and on behalf of the DCU Shareholders, in whole or in part on or before the Time of Closing.

7.	REPRESENTATIONS AND WARRANTIES

7.1              Concerning the Issuer - In order to induce DCU and the DCU Shareholders to enter into this Agreement and complete their respective obligations hereunder, the Issuer represents and warrants to DCU and the DCU Shareholders that:

(a)	the Issuer is a valid and subsisting corporation incorporated under the laws of British Columbia;

(b)	the Issuer is a "reporting issuer" in British Columbia as that term is defined in the Securities Act, is not in material default of any requirement of the Securities Act or any material Applicable Law and is not noted as being a "defaulting reporting issuer" (or any analogous terms) in any such jurisdiction;

(c)	the Issuer will have, at the Time of Closing, full corporate power and authority to carry on its Business as now carried on by it, to enter into this Agreement and complete the Transaction and related transactions and to carry out its obligations hereunder and the Transaction will have been, prior to the Time of Closing, authorized by all necessary shareholder (if necessary) and corporate action on the part of the Issuer. This Agreement has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(d)	the authorized share capital of the Issuer consists of 100,000,000 common shares without par value and 20,000,000 preferred shares without par value, of which 1,000,000 shares are designated as Series A Preferred Shares, 100 shares are designated as Series B Preferred Shares, 1,000,000 shares are designated as Series C Preferred Shares, 4,000,000 shares are designated as Series D Preferred Shares and 4,000,000 shares are designated as Series E Preferred Shares, of which on the date hereof: (i) 16,035,189 Issuer Shares are outstanding, (ii) 163,957 Issuer Shares are issuable pursuant to outstanding Restricted Share Units, (iii) 405,875 Liquid Shares are issuable under outstanding share purchase warrants, and (iv) 1,705,445 Liquid Shares are issuable under stock options of Liquid as of the date hereof;

(e)	all financial statements filed in the Issuer Disclosure Record, including the Issuer Annual Statements and Issuer Interim Statements, have been prepared in accordance IFRS and/or generally accepted accounting principles, present fairly, in all material respects, the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer, as of the date thereof, and there has been no Material Adverse Change in the financial position of the Issuer since the date of the Issuer Annual Statements and the business of the Issuer has been carried on in the usual and ordinary course consistent with past practice since the date thereof;

(f)	the auditors of the Issuer, Davidson & Company LLP, who have audited the Issuer Annual Statements and provided their audit report thereon, are independent chartered professional accountants as required under Applicable Law;

(g)	the Issuer has complied in all material respects with the requirements of all Applicable Law and administrative policies and directions, including, without limitation, the Securities Act, in relation to the issue of its securities;

(h)	there are no judgments against the Issuer which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer is subject;

(i)	other than the cessation of trading in connection with the Transaction (if required), no order ceasing, halting or suspending trading in securities of the Issuer nor prohibiting the sale of such securities has been issued to and is outstanding against the Issuer; and no investigations or proceedings for such purposes are pending or threatened;

(j)	the Issuer has filed all federal, provincial, local and foreign tax returns which are required to be filed, or has requested extensions thereof, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, or any amounts due and payable to any Governmental Authority, to the extent that any of the foregoing is due and payable;

(k)	there are no liens for taxes on the assets of the Issuer, except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer, and there are no claims which have been or may be asserted relating to any such tax returns;

(l)	other than accrued legal/accounting fees, and amounts for expenses incurred on behalf of the Issuer in the ordinary course of business, the Issuer does not have any loans or other indebtedness outstanding;

(m)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim, or the period for the collection or assessment or reassessment of taxes due from the Issuer for any taxable period and no request for any such waiver or extension is currently pending;

(n)	the Issuer does not have any material outstanding indebtedness or liabilities and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person that are material to the Issuer, other than those specifically identified in the Issuer Interim Statements or incurred in the ordinary course of business since the date of the Issuer Interim Statements;

(o)	the Issuer has and will have by Closing, or as soon as reasonably practicable thereafter, filed all documents that are required to be filed under the continuous disclosure provisions of the Securities Act, including annual and interim financial information, press releases disclosing material changes and material change reports;

(p)	the execution and delivery of this Agreement by the Issuer and the performance of its obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of any indebtedness under, or constitute default under the constating documents of the Issuer, or any indenture, mortgage, agreement, lease, licence, contract, permit or other instrument of any kind whatsoever to which the Issuer is a party or by which it is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which the Issuer is bound;

(ii)	result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by the Issuer; or

(iii)	violate the constating documents of the Issuer, or any resolutions of the directors or shareholders of the Issuer;

(q)	the financial books, records and accounts of the Issuer have in all material respects, been maintained in accordance with Applicable Law, in accordance with applicable accounting standards and, in each case, are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Issuer and accurately and fairly reflect the basis for all financial statements filed in the Issuer Disclosure Record, including the Issuer Annual Statements and Issuer Interim Statements;

(r)	except as disclosed in the Issuer Disclosure Record, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Issuer, threatened affecting the Issuer or affecting its property or assets at law or in equity before or by any Governmental Authority, including matters arising under Environmental Laws. Neither the Issuer nor its assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree;

(s)	to the knowledge of the Issuer, the Issuer has in all material respects complied with and is not in violation of any Applicable Laws;

(t)	upon their issuance, the Issuer Consideration Shares and (as applicable) Issuer Additional Shares will be validly issued and outstanding as fully paid and non-assessable securities of the Issuer registered in accordance with the instructions provided by each DCU Shareholder on its respective execution page hereof, free and clear of all liens, charges, escrow conditions or Encumbrances of any kind whatsoever other than those imposed by applicable securities laws under the Securities Act or the Exchange, or as otherwise contemplated in this Agreement; and

(u)	since August 31, 2021, there has not been any Material Adverse Change of any kind whatsoever to the financial position or condition of the Issuer or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the Business, assets or listing of the Issuer or the right or capacity of the Issuer to carry on its Business; and

(v)	to the knowledge of the Issuer, no representation or warranty of Issuer contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.2              Concerning DCU - In order to induce the Issuer to enter into this Agreement and complete its obligations hereunder DCU represents and warrants to the Issuer that:

(a)	DCU is a valid and subsisting corporation duly incorporated and validly existing under the laws of Malta. Each subsidiary of DCU is a valid and subsisting corporation duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation or organization;

(b)	DCU and its subsidiaries are duly registered and licenced to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(c)	DCU and its subsidiaries have full corporate power and authority to carry on its Business as now carried on by them, to enter into this Agreement and will have at the Time of Closing, full power and authority to complete the Transaction and related transactions and to carry out its obligations hereunder. This Agreement has been, and the Transaction will be at the Time of Closing, duly authorized by all necessary shareholder and corporate action on the part of DCU and its subsidiaries, and this Agreement constitutes a valid and binding obligation of DCU in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance or injunction are granted at the discretion of a court of competent jurisdiction;

(d)	DCU and its subsidiaries are in material compliance with all Applicable Laws in the jurisdictions in which they carry on business and which may materially affect DCU, have not received a notice of non-compliance, nor does DCU know of any facts that could give rise to a notice of such non-compliance with any such laws, regulations and statutes, and DCU is not aware of any pending change or contemplated change to any Applicable Law or governmental position that would materially affect the Business of DCU or the Business or legal environment under which DCU or its subsidiaries operate;

(e)	as of the date hereof, the authorized capital of DCU consists of 1,200 ordinary shares with a nominal value of €1 each, of which 1,200 DCU Shares, registered in the names of the DCU Shareholders, are issued and outstanding as fully paid and non assessable and, with the exception of the Pledge, such shares are free and clear of all transfer restrictions, liens, charges or Encumbrances of any kind whatsoever. No Person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of DCU or its subsidiaries or any other security convertible into or exchangeable for any such shares, or to require DCU or any of its subsidiaries to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

(f)	all securities of DCU and its subsidiaries have been issued in compliance with all Applicable Laws. There are no securities of DCU outstanding, other than the DCU Shares, which have the right to vote generally, or are convertible into or exchangeable for securities having the right to vote generally, with the holders of DCU Shares on any matter. There are no outstanding contractual or other obligations of DCU to repurchase, redeem or otherwise acquire any of DCU's securities. There are no outstanding bonds, debentures or other evidences of indebtedness of DCU having the right to vote with the holders of the outstanding DCU Shares on any matters. There are no securities or rights to acquire securities of Digital Cinema UTD. CEE s.r.o., Digital Cinema UTD. UK Limited, Digital Cinema UTD. Americas Inc. or Digital Cinema United SA (PTY) other than those owned by DCU, and all such securities are legally and beneficially owned by DCU free and clear of all transfer restrictions, liens, charges or Encumbrances of any kind whatsoever, other than in connection with the Pledge. DCU does not own securities of any person other than Digital Cinema UTD. CEE s.r.o., Digital Cinema UTD. UK Limited, Digital Cinema UTD. Americas Inc. or Digital Cinema United SA (PTY);

(g)	all financial, marketing, sales and operational information provided by or on behalf of DCU to the Issuer does not contain any misrepresentations (as such term is defined in the Securities Act) and do not omit to state a material fact (as such term is defined in the Securities Act) which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(h)	DCU and its subsidiaries have complied fully in all material respects with the requirements of all Applicable Laws and administrative policies and directions, in relation to the issue of their securities;

(i)	DCU has made available to the Issuer for inspection true and complete copies of all material contracts to which DCU and its subsidiaries are a party and that are currently in force (the "DCU Material Contracts"). The DCU Material Contracts are in full force and effect, and DCU and/or its subsidiaries (as applicable) is entitled to all rights and benefits thereunder in accordance with the terms thereof. All the DCU Material Contracts are valid and binding obligations, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. DCU and/or its subsidiaries (as applicable) have complied in all material respects with all terms of the DCU Material Contracts, have paid all amounts due thereunder if, as and when due, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of DCU or, to the knowledge of DCU, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, could constitute such a default or breach or trigger a right of termination of any of the DCU Material Contracts;

(j)	except as disclosed to the Issuer in writing, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of DCU, threatened affecting DCU or affecting its property or assets at law or in equity before or by any Governmental Authority, including matters arising under Environmental Laws. Neither DCU nor its subsidiaries, assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree;

(k)	DCU and its subsidiaries have obtained and are in compliance with all Permits required by Applicable Laws necessary to conduct its Business as now being conducted. To the lmowledge of DCU, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with the Permits as are necessary to conduct its Business;

(1)	none of DCU or its subsidiaries are a party to any actions, suits or proceedings which could materially affect their business or financial condition, and to the best of DCU's lmowledge no such actions, suits or proceedings are contemplated or have been threatened;

(m)	there are no judgments against DCU or any of its subsidiaries which are unsatisfied, nor are there any consent decrees or injunctions to which DCU or any of its subsidiaries are subject;

(n)	none of DCU or its subsidiaries are subject to any regulatory decision or order prohibiting or restricting transfer of its securities;

(o)	to the best of DCU's lmowledge, there are no material liabilities of DCU or its subsidiaries, whether direct, indirect, absolute, contingent or otherwise, except as disclosed to the Issuer and related to the ordinary course of business;

(p)	DCU and its subsidiaries have filed all federal, state, district, provincial, local and other tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, or any amounts due and payable to any Governmental Authority, to the extent that any of the foregoing is due and payable;

(q)	there are no liens for taxes on the assets of DCU or its subsidiaries, except for taxes not yet due, and there are no audits of any of the tax returns of DCU or its subsidiaries, and there are no claims which have been or may be asserted relating to any such tax returns;

(r)	other than accrued legal/accounting fees and trade payables incurred in the ordinary course of business, none of DCU or its subsidiaries have any loans or other indebtedness outstanding, other than pursuant to the Bridge Loan Agreement;

(s)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim, or the period for the collection or assessment or reassessment of taxes due from DCU or its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(t)	to the best of DCU's knowledge, DCU is not aware of any material contingent tax liabilities of DCU or its subsidiaries of any kind whatsoever or any grounds which would prompt a reassessment of DCU or any of its subsidiaries;

(u)	none of DCU or its subsidiaries are party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person that are material to DCU or its subsidiaries, other than those specifically disclosed to the Issuer in writing prior to the date hereof (including the Bridge Loan Agreement), or incurred in the ordinary course of business;

(v)	the financial books, records and accounts of DCU and its subsidiaries have in all material respects, been maintained in accordance with Applicable Law, in accordance with applicable accounting standards and, in each case, are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of DCU and its subsidiaries and accurately and fairly reflect the basis for all financial statements ofDCU and its subsidiaries, as applicable;

(w)	DCU and its subsidiaries have the right to use, sell, license, sub-license and prepare derivative works for and dispose of and has the rights to bring actions for the infringement or misappropriation of the Intellectual Property used in the DCU Business and none of DCU or its subsidiaries have not conveyed, assigned or encumbered any of the Intellectual Property rights owned, used by or licensed to them. DCU and its subsidiaries have made the registrations and filings in respect of Intellectual Property used in its Business as described in writing to the Issuer. The transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property right owned, used by or licensed to DCU or its subsidiaries, will not cause the forfeiture or termination of any Intellectual Property right owned, used by or licensed to DCU or its subsidiaries or in any way exclude the right of DCU and its subsidiaries to use, sell, license or dispose of or to bring any action for the infringement of any Intellectual Property right owned, used by or licensed to DCU or its subsidiaries (or any portion thereof). None of DCU and its subsidiaries have received any communication alleging that one or more of them have violated or, by conducting business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person;

(x)	the execution and delivery of this Agreement and the performance of DCU's obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of DCU or any of its subsidiaries, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which DCU or any of its subsidiaries is a party, or by which any one or more of them is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which any one or more of them is bound; or

(ii)	result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by DCU or any of its subsidiaries; or

(iii)	violate the constating documents of DCU or any of its subsidiaries, or any resolutions of the directors or shareholders of DCU or any of its subsidiaries;

(y)	DCU and its subsidiaries have no employees or independent contractors and none of them is a party to any employment, management or consulting agreement of any kind whatsoever except as disclosed to the Issuer in reasonable detail;

(z)	to the knowledge of DCU, DCU and its subsidiaries have in all material respects complied with and is not in violation of any Applicable Laws;

(aa)	the DCU Shares are, and at Closing the DCU Shares shall be, validly issued, fully paid and non-assessable, and, to the knowledge of DCU, such DCU Shares are, and at Closing shall be, be free and clear of all trading restrictions (except pursuant to Applicable Laws, in connection with the Pledge of such DCU Shares to the Issuer, or as provided for herein and in the articles of DCU), liens, charges or Encumbrances of any kind whatsoever;

(bb)	the DCU Shares are the only issued and outstanding "securities" of DCU (as that term is defined in the Securities Act (British Columbia));

(cc)	all of the material transactions of DCU and its subsidiaries have been recorded or filed in, or with, the books or records of DCU or its subsidiaries (as applicable) and the minute books of DCU and its subsidiaries contain all records of the material meetings and proceedings of shareholders and directors of DCU and its subsidiaries actually held since incorporation or organization, as well as the current constating documents of DCU and its subsidiaries, and no modifications or alterations to such constating documents have been proposed or approved by its shareholders or directors;

(dd)	none of DCU or its subsidiaries is a 'reporting issuer' or equivalent in any jurisdiction nor are any shares of DCU or its subsidiaries listed or quoted on any stock exchange or electronic quotation system; and

(ee)	to the knowledge of DCU, no representation or warranty of DCU contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.3               Concerning the DCU Shareholders - In order to induce the Issuer to enter into this Agreement and complete its obligations hereunder, each of the DCU Shareholders severally represents and warrants to the Issuer solely with respect to itself that:

(a)	it is a valid and subsisting corporation duly incorporated under the laws of the jurisdiction in which it is incorporated or formed;

(b)	it will be, at the Time of Closing, the legal and beneficial owner of the DCU Shares, registered in its name as set out in Schedule A, free and clear of all Encumbrances, with the exception with the exception of the Pledge, and has no right, title or interest in or to any additional shares or other securities of DCU;

(c)	subject to the terms of the Pledge, at the Time of Closing the DCU Shareholder will have complete and unrestricted right, power and authority to transfer legal and beneficial title in and to its DCU Shares to the Issuer, free and clear of all liens, claims, charges and Encumbrances whatsoever;

(d)	except as disclosed to the Issuer in writing, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the DCU Shareholders, threatened affecting DCU or affecting its property or assets at law or in equity before or by any Governmental Authority, including matters arising under Environmental Laws. Neither DCU nor its subsidiaries, assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree;

(e)	the DCU Shareholder has not granted to anyone any option or right to acquire any of its DCU Shares;

(f)	the entering into and performance of this Agreement and the transactions contemplated herein by it will not violate:

(i)	its constating documents;

(ii)	will not result in the creation or imposition of any Encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the DCU Shares owned by it; or

(iii)	any statute, regulation, by law, order, judgment, or decree by which it is bound, except for such violations which would not have a Material Adverse Change on the DCU Shareholder;

(g)	the DCU Shareholder has taken all necessary corporate action to permit and authorize the sale of its DCU Shares to the Issuer;

(h)	it acknowledges and agrees to be bound by any restrictions on the resale of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares issued to it at the Closing that may be imposed by this Agreement, Applicable Law and/or the Exchange; and

(i)	the DCU Shareholder has been advised to obtain independent legal and tax advice prior to entering into this Agreement.

7.4              Survival - The representations and warranties made by the parties under this Section 7 are true and correct as of the date hereof and shall be true and correct at the Time of Closing as though they were made at that time, and should such not be the case, the parties to whom the representations and warranties were made shall be entitled, for a period of one year following the Closing, to seek remedy against that party for any such misrepresentation or breach of warranty. After the expiration of such period, as applicable, no party shall have any further liability with respect to any breach of any representation or warranty contained herein, except for those alleged breaches for which notice has been given prior to the end of such period, as applicable.

7.5              Limitations on Representations and Warranties - The parties shall not be deemed to have made any representation or warranty other than as expressly made in Sections 7.I to 7.3 hereof. Notwithstanding anything to the contrary contained herein, no party hereto shall be liable for any losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such losses had actual or constructive knowledge of such breach or inaccuracy before Closing.

8.	CLOSING

8.1 Closing Date - The Closing shall take place digitally at the Time of Closing, or at such other time, date or place upon which DCU and the Issuer may mutually agree.

8.2              Deliveries by DCU and the DCU Shareholders - At the Time of Closing, upon the fulfillment or waiver of all of the conditions set out in Section 6, DCU and the DCU Shareholders shall deliver to the Issuer the following documents:

(a)	with respect to each DCU Shareholder, share certificates evidencing the DCU Shares owned by such Shareholder, duly endorsed in blank for transfer or accompanied by duly executed share transfer document (Form T); and

(b)	consents to act for proposed directors described in Sections 3.1;

(c)	a certified true copy of the register of shareholders of DCU, showing the Issuer as the sole shareholder ofDCU;

(d)	an DCU Share certificate, registered in the name of the Issuer, representing 100% of the DCU Shares issued and outstanding;

(e)	a certificate of one of DCU's senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the constating documents of DCU (and all amendments thereto as in effect as on such date); (ii) all resolutions of the board of directors of DCU approving the entering into of this Agreement and the completion of the Transaction; and (iii) all resolutions of shareholders evidencing that the shareholders of DCU have approved this Agreement and all of the transactions of DCU contemplated hereunder;

(f)	the officer's certificate referred in Section 6.2(d);

(g)	certificate of good standing or local equivalent for DCU and each of its subsidiaries;

(h)	such other materials that are, in the opinion of the Issuer acting reasonably, required to be delivered by the DCU Shareholders and by DCU in order for them to meet their obligations under this Agreement; and

(i)	evidence satisfactory to the Issuer and their legal counsel, acting reasonably, of the completion of all corporate proceedings of DCU and all other matters which, in the reasonable opinion of counsel for the Issuer, are necessary in connection with the transactions contemplated by this Agreement.

8.3              Deliveries by the Issuer - At the Time of Closing on the Closing Date, upon the fulfilment or waiver of all of the conditions set out in Section 6, the Issuer shall deliver to DCU, on its own behalf and on behalf of the DCU Shareholders:

(a)	the Issuer Consideration Shares duly registered in accordance with the instructions provided by each DCU Shareholder on their respective execution page hereof;

(b)	the officer's certificates referred to in Section 6.3(c);

(c)	evidence of Regulatory Approval of the Transaction, if applicable;

(d)	such other materials that are, in the opinion of DCU acting reasonably, required to be delivered by the Issuer in order for the DCU Shareholders and/or DCU to meet their obligations under this Agreement; and

(e)	evidence satisfactory to the DCU Shareholders, DCU and their legal counsel, acting reasonably, of the completion of all corporate proceedings of the Issuer and all other matters which, in the reasonable opinion of counsel for the DCU Shareholders and DCU, are necessary in connection with the transactions contemplated by this Agreement.

9.	ORDINARY COURSE

Until the Time of Closing, DCU, and its subsidiaries, shall not, without the prior written consent of the Issuer or as expressly contemplated herein, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and DCU shall continue to carry on its Business and maintain its assets in the ordinary course of business, and cause its subsidiaries to continue to carry on their Business and maintain their assets in the ordinary course of business, as contemplated by the Business Plan, with the exception of reasonable costs incurred in connection with the Closing, the Transaction and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage in any extraordinary material transactions and shall make no distributions, dividends or special bonuses, shall not repay any shareholders' loans, or enter into or renegotiate any employment or consulting agreement with any senior officer, in each case without the prior written consent of the Issuer.

10.	TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of all the parties hereto;

(b)	by either DCU or the Issuer if the Closing shall not have been consummated on or prior to the Closing Date (the "Termination Date"), without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 10(b) shall not be available to a party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(c)	by the Issuer, if there has been a material breach by DCU or the DCU Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.2 which DCU or the DCU Shareholders, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Issuer;

(d)	by DCU if there has been a material breach by the Issuer of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.3 which the Issuer fails to cure within ten (10) Business Days after written notice thereof is given by DCU; and

(e)	by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and non-appealable; provided, however, that no party shall be entitled to terminate this Agreement if such party's material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.

Upon termination of this Agreement in accordance with the terms hereof, the parties hereto shall have no further obligations under this Agreement, other than the obligations contained in Section 14.2 and Articles 5 and 11.

11.	INDEMNIFICATION

11.1	Indemnification by the Issuer - Subject to Section 7.4, the Issuer shall indemnify and save the DCU Shareholders and DCU harmless for and from:

(a)	any direct loss, damages or deficiencies suffered by the DCU Shareholders or DCU as a result of any breach of representation, warranty or covenant on the part of the Issuer contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all direct claims, demands, reasonable costs and expenses, including reasonable legal fees, in respect of the foregoing.

11.2	Indemnification by DCU - Subject to Section 7.4, DCU shall indemnify and save the Issuer harmless for and from:

(a)	any direct loss, damages or deficiencies suffered by the Issuer as a result of any breach of representation, warranty or covenant on the part of DCU contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all direct claims, demands, reasonable costs and expenses, including reasonable legal fees, in respect of the foregoing.

11.3	Indemnification by DCU Shareholders - Subject to Section 7.4, each of the DCU Shareholders, on its own behalf, and not on behalf of any other DCU Shareholder, severally (and for greater certainty, not jointly with any other DCU Shareholder) shall indemnify and save the Issuer harmless for and from:

(a)	any direct loss, damages or deficiencies suffered by the Issuer as a result of any breach by such DCU Shareholder of any representation, warranty or covenant on the part of such DCU Shareholder contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all reasonable claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

11.4	Notice of Claim - A party entitled to and seeking indemnification pursuant to the terms of this Agreement (the "Indemnified Party") shall promptly give written notice to the party or parties, as applicable, responsible for indemnifying the Indemnified Party (the "Indemnifying Party") of any claim for indemnification pursuant to Sections 11.1, 11.2 and 11.3 (a "Claim", which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

11.5	Procedure for Indemnification

(a)	Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(b)	Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

11.6	General Indemnification Rules - The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(a)	without limiting the generality of Sections 11.1, 11.2 and 11.3, any Claim for breach of any representation, warranty or covenant shall be subject to Section 7.4;

(b)	the Indemnifying Party's obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $20,000;

(c)	notwithstanding anything to the contrary in this Agreement, the aggregate liability of DCU or the Issuer to any and all Indemnified Parties under this Article 11 shall be limited to the value of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares issuable under this Agreement;

(d)	if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and thereafter seek reimbursement from the Indemnifying Party for any such payment. If any Indemnifying Party pays, or reimburses an Indemnified Party in respect of any Third Party Claim before completion of settlement negotiations or related legal proceedings, and the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(e)	except in the circumstance contemplated by Section 11.5, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(f)	the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(g)	the Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(h)	the provisions of this Article 11 shall constitute the sole remedy available to a party against another party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other party in this Agreement.

12.	ACKNOWLEDGEMENT OF DCU SHAREHOLDERS

12.1              The DCU Shareholders each acknowledge and agree that upon completion of the exchange of the DCU Shares and the issuance of the Issuer Consideration Shares, any and all rights they may have in or to any securities of DCU shall automatically (without any further action) be absolutely terminated and cancelled and no DCU Shareholder shall be entitled to any consideration in respect of same other than as explicitly set forth herein. Further, pursuant to Section 15, each of the DCU Shareholders hereby nominates, constitutes and appoints DCU's Corporate Secretary as his/her/its true and lawful attomey-in fact and agent, with full power of substitution and re-substitution, and in his/her/its name, place and stead, to execute any and all documents, instruments and agreements necessary to effect the foregoing and to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as each of the undersigned DCU Shareholders might or could do in person, in order to effect the foregoing.

13.	STANDSTILL AGREEMENT

13.1              From the date of the acceptance of this Agreement until the earlier of: (i) completion of the transactions contemplated herein, (ii) the earlier termination hereof, or (iii) February 28, 2022, DCU will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to its securities or assets, business, operations, affairs or financial condition to any Persons in connection with the acquisition or distribution of any securities of DCU, or any amalgamation, merger, consolidation, arrangement, restructuring, refinancing, sale of any material assets of DCU, unless such action, matter or transaction is (i) part of the transactions contemplated in this Agreement, (ii) satisfactory to, and is approved in writing in advance by the Issuer, (iii) is necessary to carry on the normal course of business or (iv) required as a result of the fiduciary duties of its directors and officers.

14.	PUBLIC DISCLOSURE

14.1           Restrictions on Disclosure - No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by the Issuer or DCU without the prior written agreement of the other as to timing, content and method, provided that the obligations herein will not prevent the Issuer or DCU from making, after consultation with the other, such disclosure as its counsel advises is required by Applicable Law, including the rules and policies of the Exchange or as is required to carry out the transactions contemplated in this Agreement or the obligations of the Issuer or DCU.

14.2           Confidentiality - Except with the prior written consent of the other, each of the Issuer or DCU and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the Issuer or DCU, as applicable concerning any of the Issuer, DCU and the DCU Shareholders in strictest confidence and shall not be disclosed or used by the recipients thereof, except such information and documents available to the public or as are required to be disclosed by Applicable Law, including the rules and policies of the Exchange. All such information in written or electronic form and documents will be promptly returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

14.3           Personal Information - Each of the DCU Shareholders hereby consents to the disclosure of his, her or its personal information in connection with the transactions contemplated by this Agreement, including without limitation the Transaction, and acknowledges and consents to the fact that DCU and the Issuer are collecting the personal information (as that term is defined under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect in Canada from time to time) of the DCU Shareholder for the purposes of completing this Agreement and the transactions contemplated hereby. Each DCU Shareholder acknowledges and consents to DCU and the Issuer retaining such personal information for as long as permitted or required by law or business practices. Each DCU Shareholder further acknowledges and consents to the fact that DCU and the Issuer may be required by applicable securities legislation or the rules and policies of the Exchange to provide regulatory authorities with any personal information provided by the DCU Shareholders in this Agreement and each DCU Shareholder further consents to the public disclosure of such information by electronic filing or by any other means.

15.	POWER OF ATTORNEY

Each of the DCU Shareholders hereby nominates, constitutes and appoints DCU's Corporate Secretary as such DCU Shareholder's true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, and in such DCU Shareholder's name, place and stead, to execute any and all documents, instruments and agreements relating to the Transaction, including all documents, instruments and agreements that may be required to effect the exchange of the DCU Shares, and the subsequent cancellation and termination of the DCU Shares as contemplated hereby, with full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as each of the undersigned DCU Shareholders might or could do in person, and each of the undersigned DCU Shareholders hereby ratifies and agrees to ratify and confirm all that the said attomey in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

16.	GENERAL

16.1              Time - Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

16.2              Entire Agreement - This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein. In particular, upon the execution and delivery of this Agreement, the Letter of Intent dated August 3, 2021 made between the Issuer and DCU is hereby terminated and of no further force and effect. Notwithstanding the foregoing, nothing herein shall affect or impair the terms or effect of the Bridge Loan Agreement or Pledge.

16.3           Independent Legal Advice. Each of the parties to this Agreement acknowledges and agrees that Miller Thomson LLP and AE Legal ("MT") has acted as legal counsel to the Issuer only, and each of Mostert & Bosman and Acumum Advisory ("MB") has acted as legal counsel to DCU only, and not to any other party to this Agreement, and that neither MB nor MT has been engaged to protect the rights and interests of any of the DCU Shareholders. Each of the DCU Shareholders acknowledges and agrees that DCU, the Issuer, the other DCU Shareholders, MB and MT have given them adequate opportunity to seek, and have recommended that they seek and obtain, independent legal and taxation advice with respect to the subject matter of this Agreement and for the purpose of ensuring their rights and interests are protected. Each of the DCU Shareholders represents and warrants to the Issuer, DCU, MB and MT that he/she/it has sought independent legal and taxation advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal and taxation advice.

16.4             Further Assurances - The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the others in order that the full intent and meaning of this Agreement is carried out. The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing, shall survive the Closing.

16.5            Amendments - No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid or binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in a form executed by DCU, the Issuer the DCU Shareholders. Notwithstanding the foregoing, the provisions hereof may be altered, amended or modified on written consent of the Issuer and DCU only, provided such alteration, amendment or modification is made for any one or more or all of the following purposes:

(a)	adding to the provisions hereof such additional covenants, enforcement provisions, and release provisions (if any) as in the opinion of counsel acceptable to the Issuer and DCU are necessary or advisable, provided the same are not, in the opinion of counsel to the Issuer and DCU, prejudicial to the interests of the DCU Shareholders;

(b)	adding to the covenants of the Issuer or DCU in this Agreement for the protection of the DCU Shareholders;

(c)	providing for the issuance of an alternative number of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares hereunder and any consequential amendments hereto as may be required by the Issuer and DCU relying on the advice of counsel, provided the same are not, in the opinion of counsel to the Issuer and DCU, materially prejudicial to the interests of the DCU Shareholders;

(d)	making such provisions not inconsistent with this Agreement as may be deemed necessary or desirable with respect to matters or questions arising hereunder, provided the same are not, in the opinion of counsel to the Issuer and DCU, prejudicial to the interests of the DCU Shareholders;

(e)	to rectify any ambiguity, defective provision, clerical ormss10n or mistake or manifest or other error contained herein or in any deed or agreement supplemental or ancillary hereto provided that, in the opinion of the counsel to the Issuer and DCU, the rights of the DCU Shareholders are not prejudiced thereby;

(f)	adding to or altering the provisions hereof in respect of the transfer of securities and making provision for the exchange of securities of different denominations which do not affect the substance thereof; or

(g)	for any other purpose not inconsistent with the provisions of this Agreement, provided that, in the opinion of counsel to the Issuer and DCU, the rights of the DCU Shareholders are in no way prejudiced thereby.

16.6           Notices - Any notice, request, demand, election and other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand, e-mail or mail to the Issuer or DCU (on its own behalf and on behalf of the DCU Shareholders) at their following respective addresses:

To the Issuer:

Liquid Media Group Ltd.

Attn: Ronald Thomson, CEO

To DCU or the DCU Shareholders:

Digital Cinema Utd Holding Limited

Attn: Alan Christensen

or to such other addresses as may be given in writing by the Issuer or DCU, in the manner provided for in this paragraph, and the party sending such notice should request acknowledgment of delivery and the party receiving such notice should provide such acknowledgment. Notwithstanding whether or not a request for acknowledgment has been made or replied to, whether or not delivery has occurred will be a question of fact. If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

16.7               Assignment - This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

16.8              Governing Law - This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereby irrevocably and unconditionally attorn to the jurisdiction of the Courts of British Columbia.

16.9               Counterparts - This Agreement may be signed by fax, e-mail (scan) or other means of electronic transmission and in counterpart, and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

16.10              Severability - If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

16.11              Number and Gender - Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals.

16.12              Enurement - This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, trustees, representatives, heirs and executors.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

LIQUID MEDIA GROUP LTD.

Per:	/s/ Ronald Thomson
Authorized Signatory

DIGITAL CINEMA UTD HOLDING LIMITED

/s/ Geraldine Noel
Per:	Authorized Signatory

SCHEDULE A-DCU SHAREHOLDERS

This Schedule A is incorporated by reference and deemed to form part of this Agreement dated as of the Effective Date.

Name and Address of DCU Shareholder	Number of DCU Shares	Number of Issuer Consideration Shares to be Issued	Number of Issuer Additional Shares to be Issued (if and as applicable)
WB Cape International Limited	840
DNA Capital Ltd	360

TOTAL	1,200

SCHEDULE B - Signatures of DCU Shareholders

This Schedule B is incorporated by reference and deemed to form part of this Agreement dated as of the Effective Date.

DCU Shareholder Details:

Name of DCU Shareholder:	DNA CAPITAL LTD.

Address of DCU

Shareholder:

Issuer Consideration Shares and (as applicable) Issuer Additional Shares Registration and Delivery Instructions:

Registered Name of Shareholder:	DNA CAPITAL LTD.

Address of Record for Shareholder:

Delivery Address (if different from address of record):

Contact Person Name:

Contact Person Telephone:

Contact Person Email Address:

The undersigned agrees to be bound by the terms and conditions of the Agreement, and by signing where indicated, the DCU Shareholder agrees to transfer to the Issuer all of the DCU Shares it owns, as described in Schedule A

Corporate Name:_S

Title: ________________

_____________________

SCHEDULE B - Signatures of DCU Shareholders

This Schedule B is incorporated by reference and deemed to form part of this Agreement dated as of the Effective Date.

DCU Shareholder Details:

Name of DCU Shareholder:	WB Cape International Limited

Address of DCU Shareholder:

Issuer Consideration Shares and (as applicable) Issuer Additional Shares Registration and Delivery Instructions:

Registered Name of Shareholder:	Diamond Platinum Holdings Limited

Address of Record for Shareholder:

Delivery Address (if different from address of record):
Same as above

Contact Person Name:

Contact Person Telephone:

Contact Person Email Address:

The undersigned agrees to be bound by the terms and conditions of the Agreement, and by signing where indicated, the DCU Shareholder agrees to transfer to the Issuer all of the DCU Shares it owns, as described in Schedule A.

Corporate Name: WB Cape International Limited

Per:
Authorized Signatory

Name:

Title:

SCHEDULE C

ACKNOWLEDGMENT AND AGREEMENT TO BE BOUND

TO:	DIGITAL CINEMA UTD HOLDING LIMITED. ("DCU")

AND	THE HOLDERS OF THE SECURITIES OF DCU (the "DCU Shareholders")

TO: AND	LIQUID MEDIA GROUP LTD. ("Liquid")

TO:

I, the beneficial owner of securities listed in the attached Exhibit "A" (the "Securities"), acknowledge that the Securities are subject to a securities exchange agreement dated,10 Feb 2022

(the "Agreement") among DCU, Liquid and the DCU Shareholders.

Terms capitalized but not defined herein shall have the meaning given to them in the Agreement.

I understand, represent and warrant that: (i) the Issuer Consideration Shares and (as applicable) Issuer Additional Shares that may be issuable to me pursuant to the Securities Exchange Agreement have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), or any applicable state securities laws and that the offer and sale of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares are being made in reliance on an exclusion from registration thereunder; (ii) I have received or had access to information concerning the Issuer and have had an opportunity to ask questions and receive answers as I have considered necessary or relevant in connection with my investment decision to acquire the Issuer Consideration Shares and (as applicable) Issuer Additional Shares that may be issuable to me pursuant to the Securities Exchange Agreement; (iii) I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of my investment in the Issuer Consideration Shares and (as applicable) Issuer Additional Shares and am able to bear the economic risks of such investment; (iv) I am acquiring Issuer Consideration Shares and (as applicable) Issuer Additional Shares for my own account for investment and not with a view to any resale, distribution or other disposition of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares and I am not an underwriter or dealer within the meaning of the U.S. Securities Act; (v) the acquisition of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares will occurred in an "Offshore Transaction" as that term is used in Regulation S under the Securities Act and were not as a result of any discussions or events that occurred in the United States between me and the Issuer; (vi) I understand that the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may not be transferred except in compliance with applicable federal and state securities laws; (vii) neither the officers, directors, agents, affiliates or employees of the Issuer nor any other person, has expressly or by implication, made any representation or warranty to me concerning the Issuer or the Issuer Consideration Shares and (as applicable) Issuer Additional Shares except those contained in the Securities Exchange Agreement; (viii) I understand that the Issuer is under no obligation to register any of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares under the U.S. Securities Act; (ix) the receipt of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may have certain tax effects and I have had an opportunity to discuss these tax effects, if any, with my tax advisor; (x) during the "distribution compliance period" as that term is used in Regulation S, I will not engage in any hedging transaction involving the Issuer Consideration Shares and (as applicable) Issuer Additional Shares; and (x) the U.S. legend contained on the Issuer Consideration Share and (as applicable) Issuer Additional Shares after termination of their respective distribution compliance periods may be removed.

For other good and valuable consideration, I agree to be bound by the Agreement in respect of the Securities as if I were an original signatory to the Agreement.

Dated at _________ on 10/02/2022 ,2022.

WB Cape International Limited

ACKNOWLEDGMENT AND AGREEMENT TO BE BOUND

TO:	DIGITAL CINEMA UTD HOLDING LIMITED. ("DCU")

AND TO:	THE HOLDERS OF THE SECURITIES OF DCU (the "DCU Shareholders")

AND TO:	LIQUID MEDIA GROUP LTD. ("Liquid")

I, the beneficial owner of securities listed in the attached Exhibit "A" (the "Securities"), acknowledge that the Securities are subject to a securities exchange agreement dated, February, 10th_ 2022 (the "Agreement") among DCU, Liquid and the DCU Shareholders.

Terms capitalized but not defined herein shall have the meaning given to them in the Agreement.

I understand, represent and warrant that: (i) the Issuer Consideration Shares and (as applicable) Issuer Additional Shares that may be issuable to me pursuant to the Securities Exchange Agreement have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), or any applicable state securities laws and that the offer and sale of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares are being made in reliance on an exemption from registration thereunder; (ii) I have received or had access to information concerning the Issuer and have had an opportunity to ask questions and receive answers as I have considered necessary or relevant in connection with my investment decision to acquire the Issuer Consideration Shares and (as applicable) Issuer Additional Shares that may be issuable to me pursuant to the Securities Exchange Agreement; (iii) I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of my investment in the Issuer Consideration Shares and (as applicable) Issuer Additional Shares and am able to bear the economic risks of such investment; (iv) I am acquiring Issuer Consideration Shares and (as applicable) Issuer Additional Shares for my own account for investment and not with a view to any resale, distribution or other disposition of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares in violation of United States securities laws or applicable state securities laws; (v) I have not agreed to acquire the Issuer Consideration Shares and (as applicable) Issuer Additional Shares as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet; (vi) I understand that the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may not be transferred except in compliance with applicable federal and state securities laws; (vii) neither the officers, directors, agents, affiliates or employees of the Issuer nor any other person, has expressly or by implication, made any representation or warranty to me concerning the Issuer or the Issuer Consideration Shares and (as applicable) Issuer Additional Shares except those contained in the Securities Exchange Agreement; (viii) I understand that the Issuer Consideration Shares and (as applicable) Issuer Additional Shares are characterized as "restricted securities" under the U.S. Securities Act inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances; (ix) I understand that the Issuer is under no obligation to register any of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares under the U.S. Securities Act; and (x) the receipt of the Issuer Consideration Shares and (as applicable) Issuer Additional Shares may have certain tax effects and I have had an opportunity to discuss these tax effects, if any, with my tax advisor.

For other good and valuable consideration, I agree to be bound by the Agreement in respect of the Securities as ifl were an original signatory to the Agreement.

Dated at _____________________February 10th, 2022.

DNA Capital Ltd.

_________________

Exhibit "A" to Schedule "C"

Name and Address of DCU Shareholder	Number of DCU Shares	Number of Issuer Consideration Shares to be Issued	Number of Issuer Additional Shares to be Issued (if and as applicable)

SCHEDULED BUYBACK RIGHT

Upon the occurrence of an Adverse Delisting Event that persists for 180 days or more, the DCU Shareholders shall be entitled to acquire the DCU Shares from the Issuer on and subject to the following terms:

1.	Consideration: the consideration payable by the DCU Shareholders to the Issuer in consideration of the repurchase of the DCU Shares shall be an amount equal to:
a.	Such number of Issuer Shares as is equal to the total number of Issuer Consideration Shares, and as applicable, Issuer Additional Shares, issued to the DCU Shareholders pursuant hereto as of the date immediately prior to the completion of the Buyback Right by the Issuer and the DCU Shareholders;
b.	A cash payment equal to the aggregate total amount invested or advanced by Liquid in or to DCU prior to the completion of the Buyback Right, including by way of loan, contribution of capital or otherwise (the "Cash Advanced"); and
c.	Interest on each amount of Cash Advanced calculated at a rate of 6%, compounded annually in arrears.

2.	Eligibility Criteria:

The Buyback Right may only be exercised:

a.	by the DCU Shareholders jointly, and may not be exercised by any one DCU Shareholders without the other;
b.	in respect of the acquisition of 100% of the DCU Shares, and may not be exercised fractionally in respect of any portion thereof;
c.	if there is any prohibition at law, including under the laws of each jurisdiction to which the DCU Shareholders are subject, against the completion of the Buyback Right;
d.	unless the DCU Shareholders and the Issuer shall have entered into a Securities Exchange Agreement on commercially reasonable terms, including loan and securitization terms in respect of any Cash Advanced not delivered to the Issuer by the DCU Shareholders on completion of the Buyback Right, satisfactory to each of them, acting reasonably, in respect of the transactions contemplated by the Buyback Right prior to completion of the Buyback Right, and in any event no later than 270 days following the occurrence of the Adverse Delisting Event; and
e.	if and to the extent the Issuer, or any affiliate of the Issuer, remains the legal and beneficial owner of the DCU Shares on the date of the Adverse Delisting Event.

3.	Notice:
a.	In order to exercise the Buyback Right, the DCU Shareholders must each provide written notice of their desire to so exercise on or before the date which is 60 days from the date of the Adverse Delisting Event.